Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:	David P. Boyle, CPA Chairman, President and CEO Phone: (330) 264-1222 Ext: 228

WAYNE BANCORP, INC. REPORTS 2004
YEAR TO DATE NET INCOME AND EARNINGS PER SHARE

     WOOSTER, Ohio – July 23, 2004 – Wayne Bancorp, Inc. (NASDAQ:WNNB), parent holding company of Wayne County National Bank (WCNB), Savings Bank & Trust (SBT), MidOhio Data, Inc. (MID) and Access Financial Corp. (AFC), today announced its 2004 second quarter and year to date results.

     David P. Boyle, Chairman, President and CEO of the Company stated, “Our year to date earnings are slightly behind our internal projections. This is due in part to costs related to the pending merger with National City Corporation, offset by a more stable than expected net interest margin, a better than anticipated mortgage market and non-interest revenue enhancements. We expect continued challenges in the net interest margin in the short term until economic activity warrants more significant changes in the interest rate environment. We are cautiously optimistic that these changes are on the horizon, and we are prepared to take full advantage of them.”

     Boyle continued, “We are excited about our pending merger with and into National City Corporation, which will allow us to provide new products and services to our customers, as well as an expansive branch network. Both companies have assembled integration teams who are working diligently to effect a smooth merger and transition, which is expected to close during the fourth quarter of this year.”

     The following commentary, including performance information includes year to date consolidated operations and financial data for Wayne Bancorp, Inc. Prior year information for the same period includes operations from Banc Services Corp, (BSC) from the date of the acquisition, which was effective on May 31, 2003. As a result of this, the variances from 2004 compared to 2003 are substantially all related to the merger with BSC.

     Total assets decreased by $38.0 million, or 4.5 percent, to stand at $811.0 million at June 30, 2004, compared to $849.0 million at June 30, 2003. This decrease in assets includes a $46.2 million decrease in loans as a result of selling $60.5 million of mortgage loans into the secondary market over the past twelve months, a $13.9 million decrease in federal funds sold due to paying cash consideration of $13.8 million to shareholders of BSC in connection with the merger, and a $32.5 million decrease in deposits and short-term borrowings partially due to commercial customers cash funding their operations and reducing debt. These decreases were offset by a $27.0 million increase in the securities portfolio, which was funded from the cash proceeds from the loan sales.

     In the quarter ended June 30, 2004, Wayne Bancorp, Inc. reported net income of $1,997,000, or $.32 per share. This compares to second quarter 2003 net income of $2,231,000, or $.40 per share. For the first six months of 2004, the Company reported net income of $4,325,000, or $.69 per share. This compares to 2003 net income of $4,459,000, or $.82 per share for the same time period, which represents a decrease of 3.0 percent in earnings and 15.6 percent in earnings per share. Included in the quarterly and year to date results for the period ending June 30, 2004 are merger related expenses of $301,000, which is equivalent to $.03 per share net of tax.

     Return on average equity for the second quarter of 2004 was 8.03 percent compared to 12.58 percent for the second quarter of 2003. Return on average equity for the six months ended June 30, 2004 was 8.66 percent compared to 14.41 percent for the same period in 2003. Return on average assets was .98 percent for the second quarter of 2004, compared to 1.41 percent for the second quarter of 2003. Return on average assets for the six months ended June 30, 2004 was 1.07 percent compared to 1.59 percent for the comparable period in 2003.

     Net interest income for the second quarter increased $1,050,000 or 15.6 percent, to $7,773,000 compared to $6,723,000 for the same period in 2003. For the first full six months of the year, net interest income has increased $2,437,000 or 19.1 percent, to $15,233,000 from $12,796,000 for the comparable period in 2003. During the six month period ended June 30, 2004, the Company experienced a 9.9 percent increase in interest income, while interest expense declined by 13.6 percent. The increase for the three and six months ended June 30, 2004 is primarily due to the merger with BSC during 2003, which increased the Company’s earning asset base and ability to increase revenues. Although net interest income has increased substantially from the prior year, the prolonged low interest rate environment and the repricing that has occurred on the balance sheet, has caused a decline in the net interest margin from 4.87 percent at June 30, 2003 to 4.29 percent at June 30, 2004, which is up from 4.22 percent at March 31, 2004. Although the Federal Open Market Committee (FOMC) initiated a 25 basis point interest rate increase late in the second quarter of this year due to signs of a recovering economy, Management feels that the net interest margin will continue to be under pressure during the second half of the year due to the continued repricing that is occurring, and until this rate increase works its way through the balance sheet.

     Non-interest income for the second quarter increased $277,000 or 18.3 percent to $1,794,000 from $1,517,000 for the same quarter in 2003. For the six months ended June 30, 2004, non-interest income was $3,783,000 compared to $2,846,000 for the same period in 2003, which is an increase of $937,000, or 33.0 percent. This increase is due to increases in several areas, including service charges and fees on deposits, trust revenues, and net gains recognized on the sale of securities, and mortgage loans into the secondary market, offset by a decline in mortgage loan servicing fees and revenues generated from Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB. Although fees generated from mortgage sales have increased for the first six months of this year, Management anticipates that mortgage activity and sales may decrease in the second half of this year due to a steady rise in mortgage interest rates since year end.

     Non-interest expenses for the second quarter increased $1,698,000 or 33.8 percent to $6,729,000 from $5,031,000 for the same quarter in 2003. For the six months ended June 30, 2004 non-interest expense was $12,779,000 compared to $9,284,000 for the same period in 2003, which is an increase of $3,495,000, or 37.8 percent. This increase is primarily related to the merger with BSC, which increased the Company’s staff level and number of branch locations, and includes increases in expenses related to compensation and employee health insurance, building and equipment expenses, and other non-interest expenses.

     Wayne Bancorp, Inc. (NASDAQ:WNNB) is an $811 million financial services company. Its bank affiliates — Wayne County National Bank and Savings Bank & Trust — operate 25 banking centers in Wayne, Holmes, Medina, Stark and Summit Counties. The Company’s non-bank affiliates, including, MidOhio Data, Inc, which performs proof and data processing operations, and Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB are both located in Wayne County, while Access Financial Corp., a consumer finance company is located in Stark county. For more information, visit WCNB’s Web site at wcnb.com and SBT’s Web site at svgsbank.com.

     When used in this document, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projected” or similar expressions are intended to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition that could cause actual results to differ materially from the historical earnings and those presently anticipated or projected. Factors listed above could affect the Company’s financial performance and could cause the Company’s actual results to differ materially from any statements expressed with respect to future periods. The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED STATEMENTS OF CONDITION

(unaudited)	June 30,
(in thousands of dollars except share data)	2004	2003
ASSETS
Cash and due from banks	$29,324	$35,471
Federal funds sold	0	13,869

Total cash and cash equivalents	29,324	49,340
Securities, available for sale	272,857	245,817
Loans	462,056	508,290
Allowance for loans	(7,220)	(8,129)

Net loans	454,836	500,161
Premises and equipment	15,479	14,795
Intangible assets	30,072	30,600
Other assets	8,449	8,300

Total assets	$811,017	$849,013

CONSOLIDATED STATEMENTS OF CONDITION

(unaudited)	June 30,
(in thousands of dollars except share data)	2004	2003
LIABILITIES
Deposits
Non-interest bearing	$114,127	$79,778
Interest bearing	554,869	609,374

Total deposits	668,996	689,152
Short-term borrowings	31,253	43,610
Other borrowed funds	10,179	9,961
Other liabilities	2,960	7,416

Total liabilities	713,388	750,139
SHAREHOLDERS’ EQUITY
Common stock — stated value $1 per share	6,337	6,246
Shares authorized - 12,000,000 in 2004 and 2003
Shares issued - 6,336,143 in 2004 and 6,245,964 in 2003
Shares outstanding -6,315,770 in 2004 and 6,025,403 in 2003
Paid in capital	47,114	43,561
Retained earnings	48,037	52,675
Unearned ESOP shares - 59,333 in 2004 and 68,979 in 2003	(1,065)	(1,278)
Treasury stock, at cost - 20,373 in 2004 and 220,561 in 2003	(522)	(6,194)
Shares held in Trust for Deferred Share Plan - 33,160 in 2004 and 0 in 2003	(905)	0
Accumulated other comprehensive income (loss)	(1,367)	3,864

Total shareholders’ equity	97,629	98,874

Total liabilities and shareholders’ equity	$811,017	$849,013

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)	Three Months Ended		Six Months Ended
(in thousands of dollars except per share data)	June 30,		June 30,
	2004	2003	2004	2003
INTEREST INCOME
Interest and fees on loans	$7,713	$7,254	$15,262	$13,860
Interest on securities	2,155	1,934	4,222	3,840
Other interest income	19	57	38	60

Total interest income	9,887	9,245	19,522	17,760
INTEREST EXPENSE
Interest on deposits	1,928	2,402	3,946	4,740
Interest on short-term borrowings	49	59	111	111
Interest on other borrowed funds	137	61	232	113

Total interest expense	2,114	2,522	4,289	4,964
Net interest income	7,773	6,723	15,233	12,796
Provision for loan losses	59	71	179	111

Net interest income after provision for loan losses	7,714	6,652	15,054	12,685
Non-interest income	1,794	1,517	3,783	2,846
Non-interest expense	6,729	5,031	12,779	9,284

Income before income tax expense	2,779	3,138	6,058	6,247
Income tax expense	782	907	1,733	1,788

Net income	$1,997	$2,231	$4,325	$4,459

Net income per share	$0.32	$0.40	$0.69	$0.82

Dividends per share	$0.18	$0.17	$0.36	$0.34

FINANCIAL HIGHLIGHTS

KEY MANAGEMENT RATIOS

	June 30,
(unaudited)	2004	2003
Net interest margin (a) (b)	4.29%	4.87%
Quarter end loan to deposit ratio	69.07%	73.78%
Loss allowance to quarter end loans	1.56%	1.60%
Return on average assets (a)	1.07%	1.59%
Return on average equity (a)	8.66%	14.41%
Total other expenses to average assets (a)	3.19%	3.28%
Total other income to average assets (a)	.93%	1.01%
Net operating burden to average assets (a)	2.26%	2.27%

(a) Year to date results annualized.

(b) Net interest margin is calculated on a fully taxable equivalent basis.